Exhibit 99.1

Caterpillar Inc.

1Q 2012 Earnings Release

April 25, 2012

FOR IMMEDIATE RELEASE

Caterpillar Reports Record Quarterly Profit;

Company Raises 2012 Profit Outlook

First-Quarter Sales and Revenues Increase 23 Percent, Profit Per Share Up 29 Percent

PEORIA, Ill. — Growth in mining, strong replacement demand for products in the United States and a continued focus on cost management helped Caterpillar Inc. (NYSE: CAT) deliver record quarterly profit per share of $2.37 in the first quarter of 2012. This represents an increase of 29 percent from first-quarter 2011 profit per share of $1.84.  First-quarter 2012 sales and revenues of $15.981 billion were up 23 percent from $12.949 billion in the first quarter of 2011.  Profit was a record $1.586 billion in the quarter, an increase of 29 percent from $1.225 billion in the first quarter of 2011.

“These outstanding results demonstrate our continued focus on execution and controlling costs as we increase production and expand capacity to meet increasing demand from our customers.  We’re seeing strong global demand for most mining products and significant growth in replacement demand for products in the United States, which more than offset slowing in China and Brazil,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman. “During the quarter, I visited Caterpillar facilities, customers, suppliers and dealers around the world, and saw firsthand the progress we are making on safety, product quality, improved delivery times, factory efficiencies and customer service.  These improvements have been impressive considering they’ve occurred while we have so much going on—we are building new facilities, expanding existing facilities, integrating acquisitions and continuing the introduction of new products,” Oberhelman added.

“Our growth has also been good for jobs—increasing demand coupled with our acquisitions has led to a nearly 50-percent increase in our global workforce since the start of 2010, to a total of 155,710 people.  Even without acquisitions, in the last year alone, our workforce in the United States has grown by more than 6,500 people while our workforce is up about 7,200 outside of the United States,” Oberhelman said.

(more)

Outlook

Caterpillar has increased the profit outlook for 2012 while maintaining the sales and revenues outlook in the range of $68 to $72 billion.  While the overall outlook range for sales and revenues has not changed, better growth than initially expected in North America is now expected to about offset slowing sales and revenues in China and Brazil.  The outlook for profit per share is now expected to be about $9.50 at the middle of the sales and revenues outlook range.  The previous profit per share outlook was about $9.25 at the middle of the sales and revenues outlook range.

“We remain on track for another record-breaking year in 2012 at a time when U.S. construction activity remains depressed and economies in Europe, China and Brazil have slowed.  While our outlook reflects a record year, we are highly focused on preparing for additional growth over the next few years.  Although it’s tough to predict the exact timing, we expect positive economic growth moving forward.  China and Brazil took steps in 2011 to slow their economies and bring inflation under control.  Both countries have realized inflation levels in their targeted range and have begun to move to more accommodative economic policies that should support improved growth later this year.  Improvement in those economies, better growth in Europe in the coming years and our view that the United States will continue to improve is why we are so focused on improving factory efficiency and putting additional capacity in place.  We have a record order backlog today, and we need to be ready for continued growth,” Oberhelman said.

Notes:

•                  Glossary of terms is included on pages 20-21; first occurrence of terms shown in bold italics.

•                  Information on non-GAAP financial measures is included on page 22.

For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent.  With 2011 sales and revenues of $60.138 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives.  The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services.  More information is available at: http://www.caterpillar.com.

Caterpillar contact:  Jim Dugan, Corporate Public Affairs, (309) 494-4100 (Office) or (309) 360-7311 (Mobile)

FORWARD-LOOKING STATEMENTS

Certain statements in this release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and we do not undertake to update our forward-looking statements.

Caterpillar’s actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries and markets we serve; (ii) government monetary or fiscal policies and infrastructure spending; (iii) commodity or component price increases and/or limited availability of raw materials and component products, including steel; (iv) our and our customers’, dealers’ and suppliers’ ability to access and manage liquidity; (v) political and economic risks and instability, including national or international conflicts and civil unrest; (vi) our and Cat Financial’s ability to: maintain credit ratings, avoid material increases in borrowing costs, and access capital markets; (vii) the financial condition and credit worthiness of Cat Financial’s customers; (viii) inability to realize expected benefits from acquisitions and divestitures, including the acquisition of Bucyrus International, Inc.; (ix) international trade and investment policies; (x) challenges related to Tier 4 emissions compliance; (xi) market acceptance of our products and services; (xii) changes in the competitive environment, including market share, pricing and geographic and product mix of sales; (xiii) successful implementation of capacity expansion projects, cost reduction initiatives and efficiency or productivity initiatives, including the Caterpillar Production System; (xiv) sourcing practices of our dealers or original equipment manufacturers; (xv) compliance with environmental laws and regulations; (xvi) alleged or actual violations of trade or anti-corruption laws and regulations; (xvii) additional tax expense or exposure; (xviii) currency fluctuations; (xix) our or Cat Financial’s compliance with financial covenants; (xx) increased pension plan funding obligations; (xxi) union disputes or other employee relations issues; (xxii) significant legal proceedings, claims, lawsuits or investigations; (xxiii) compliance requirements imposed if carbon emissions legislation and/or regulations are adopted; (xxiv) changes in accounting standards; (xxv) failure or breach of IT security; (xxvi) adverse effects of natural disasters; and (xxvii) other factors described in more detail under “Item 1A.  Risk Factors” in our Form 10-K filed with the SEC on February 21, 2012 for the year ended December 31, 2011.  This filing is available on our website at www.caterpillar.com/secfilings.

KEY POINTS

First Quarter 2012

(Dollars in millions except per share data)

	First Quarter 2012	First Quarter 2011	$ Change	% Change
Machinery and Power Systems Sales	$15,288	$12,277	$3,011	25%
Financial Products Revenues	693	672	21	3%
Total Sales and Revenues	$15,981	$12,949	$3,032	23%

Profit	$1,586	$1,225	$361	29%
Profit per common share - diluted	$2.37	$1.84	$0.53	29%

•                  First-quarter sales and revenues of $15.981 billion were 23 percent higher than the first quarter of 2011.

•                  Profit per share was $2.37 in the first quarter of 2012, our highest quarterly profit per share on record.  First-quarter 2012 profit per share increased $0.53 from the first quarter of 2011.

•                  Machinery & Power Systems (M&PS) operating cash flow was $234 million in the first quarter of 2012, compared with $1.644 billion in the first quarter of 2011.  The decrease was due to unfavorable changes in working capital and the payment of short-term incentive compensation based on record results in 2011.

•                  M&PS debt-to-capital ratio was 40.5 percent at the end of the first quarter of 2012, compared with 42.7 percent at year-end 2011.

•                  Excluding acquisitions, the global workforce has increased by 13,800 people since the end of the first quarter of 2011: 6,560 in the United States and 7,240 outside the United States.

2012 Outlook

•                  The 2012 outlook for sales and revenues remains unchanged at a range of $68 to $72 billion.

•                  The capital expenditures 2012 outlook of about $4 billion remains unchanged—with about half invested in the United States.

•                  The profit per share outlook is now about $9.50 at the middle of the sales and revenues outlook range, up $0.25 from our previous outlook of about $9.25 at the middle of the sales and revenues outlook range.

•                  The outlook for 2012 would represent the highest sales and revenues and profit in Caterpillar history, exceeding last year’s record results.

CONSOLIDATED RESULTS

Consolidated Sales and Revenues

The chart above graphically illustrates reasons for the change in Consolidated Sales and Revenues between the first quarter of 2011 (at left) and the first quarter of 2012 (at right).  Items favorably impacting sales and revenues appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting sales and revenues appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.

Sales and Revenues

Total sales and revenues were $15.981 billion in the first quarter of 2012, an increase of $3.032 billion, or 23 percent, from the first quarter of 2011.  The improvement was a result of sales volume, acquisitions and price realization.  Sales volume improved $1.565 billion, as sales for both new equipment and aftermarket parts increased.  Sales volume increased in nearly all segments and in all geographic regions except Latin America.  The acquisition of Bucyrus added $1.001 billion in sales, and the Motoren-Werke Mannheim Holding GmbH (MWM) acquisition added $143 million in sales.  Price realization improved $306 million.

The volume increase in machinery was primarily the result of higher end user demand.  Dealer-reported new machine inventory levels were up about $875 million during the quarter, while they were up about $825 million during the first quarter of 2011.  Dealer-reported new machine inventory in months of supply was higher than the end of the first quarter of 2011, but was similar to the historical average.

Growth in the global economy improved demand for most commodities, and while the prices for metals and coal were down, commodity prices remained attractive for investment.  This was positive for mining in most regions of the world.

While sales of construction equipment were down in China and Brazil, we more than offset those declines with other increases, particularly in the developed world, as a result of our broad geographic reach.  In developed countries, despite a weak but improving level of construction activity, sales increased as a result of customers upgrading machine fleets by replacing older equipment and dealers refreshing equipment in their rental fleets.

Sales of our rail products and services, including locomotives, increased due to higher demand.  Worldwide demand for energy, at prices that encourage continued investment, resulted in higher sales of engines for petroleum applications.

Consolidated Operating Profit

The chart above graphically illustrates reasons for the change in Consolidated Operating Profit between the first quarter of 2011 (at left) and the first quarter of 2012 (at right).  Items favorably impacting operating profit appear as upward stair steps with the corresponding dollar amounts above each bar, while items negatively impacting operating profit appear as downward stair steps with dollar amounts reflected in parentheses above each bar.  Caterpillar management utilizes these charts internally to visually communicate with the company’s Board of Directors and employees.  The bar entitled Other includes consolidating adjustments and Machinery and Power Systems other operating (income) expenses.

Operating profit for the first quarter of 2012 was $2.323 billion compared with $1.833 billion for the first quarter of 2011.  The increase was primarily the result of higher sales volume and improved price realization.  The improvements were partially offset by higher manufacturing costs and increased SG&A and R&D expenses.

Manufacturing costs were up $268 million primarily due to higher period costs related to production volume and capacity expansion programs.  Material and freight costs were up from the first quarter of 2011.  The increase in material was due to higher steel costs.  SG&A and R&D expenses increased $119 million primarily due to higher volume, increased costs to support product programs and wage and benefit inflation.

While manufacturing period costs, SG&A and R&D increased, as a percent of sales, each declined compared with the first quarter of 2011.  This focus on cost control contributed to the increase in operating profit as a percent of sales.

Financial Products’ operating profit improved by $68 million.

Acquisitions favorably impacted operating profit by $53 million, primarily related to Bucyrus.  See further discussion on the impact of Bucyrus on pages 15-16.

Other items negatively impacted operating profit by $76 million, primarily from expenses resulting from the closure of the Electro-Motive Diesel (EMD) facility located in London, Ontario, and the absence of a gain related to the sale of Carter Machinery Company Inc. in the first quarter of 2011.

Other Profit/Loss Items

•                  Interest expense excluding Financial Products increased $26 million from the first quarter of 2011 due to debt issued relating to the acquisition of Bucyrus.

•                  Other income/expense was income of $88 million compared with income of $17 million in the first quarter of 2011.  The increase was primarily due to the absence of first-quarter 2011 mark-to-market losses on interest rate swaps and credit facility fees associated with the debt issuance for the Bucyrus acquisition and the favorable impact of currency gains and losses.

•                  The provision for income taxes in the first quarter of 2012 reflects an estimated annual effective tax rate of 30 percent compared with 29 percent for the first quarter of 2011.

Global Workforce

Caterpillar worldwide full-time employment was 127,238 at the end of the first quarter of 2012 compared with 105,394 at the end of the first quarter of 2011, an increase of 21,844 full-time employees.  In addition, the flexible workforce increased by 5,643 for a total increase in the global workforce of 27,487.

The increase was a result of additions to support higher sales volume and acquisitions, primarily Bucyrus and MWM, which added 13,687 people to the global workforce.

	March 31,
	2012	2011	Change

Full-time employment	127,238	105,394	21,844
Flexible workforce	28,472	22,829	5,643
Total	155,710	128,223	27,487

Summary of change
U.S. workforce additions			6,560
Non-U.S. workforce additions			7,240
Total additions			13,800

Acquisitions			13,687
Total			27,487

SEGMENT RESULTS

Sales and Revenues by Geographic Region

(Millions of dollars)	Total	% Change	North America	% Change	Latin America	% Change	EAME	% Change	Asia/ Pacific	% Change
First Quarter 2012
Construction Industries(1)	$5,062	13%	$1,780	36%	$690	(2)%	$1,233	11%	$1,359	0%
Resource Industries(2)	4,778	73%	1,560	69%	690	17%	1,030	77%	1,498	123%
Power Systems(3)	4,987	12%	2,178	10%	491	7%	1,377	15%	941	15%
All Other Segments (4)	474	(20)%	225	(34)%	21	(34)%	144	11%	84	(2)%
Corporate Items and Eliminations	(13)		(11)		—		(1)		(1)
Machinery & Power Systems Sales	$15,288	25%	$5,732	26%	$1,892	6%	$3,783	25%	$3,881	33%

Financial Products Segment	761	4%	416	(3)%	97	23%	103	(4)%	145	26%
Corporate Items and Eliminations	(68)		(46)		(7)		(7)		(8)
Financial Products Revenues	$693	3%	$370	(3)%	$90	20%	$96	(9)%	$137	25%

Consolidated Sales and Revenues	$15,981	23%	$6,102	24%	$1,982	7%	$3,879	24%	$4,018	32%

First Quarter 2011
Construction Industries (1)	$4,471		$1,308		$701		$1,108		$1,354
Resource Industries(2)	2,768		925		589		583		671
Power Systems(3)	4,449		1,979		460		1,194		816
All Other Segments(4)	589		341		32		130		86
Machinery & Power Systems Sales	$12,277		$4,553		$1,782		$3,015		$2,927

Financial Products Segment	730		429		79		107		115
Corporate Items and Eliminations	(58)		(47)		(4)		(2)		(5)
Financial Products Revenues	$672		$382		$75		$105		$110

Consolidated Sales and Revenues	$12,949		$4,935		$1,857		$3,120		$3,037

(1) Does not include inter-segment sales of $130 million and $147 million in first-quarter 2012 and 2011, respectively.
(2) Does not include inter-segment sales of $328 million and $274 million in first-quarter 2012 and 2011, respectively.
(3) Does not include inter-segment sales of $675 million and $554 million in first-quarter 2012 and 2011, respectively.
(4) Does not include inter-segment sales of $907 million and $796 million in first-quarter 2012 and 2011, respectively.

Sales and Revenues by Segment

(Millions of dollars)	First Quarter 2011	Sales Volume	Price Realization	Currency	Acquisitions	Other	First Quarter 2012	$ Change	% Change
Construction Industries	$4,471	$521	$60	$10	$—	$—	$5,062	$591	13%
Resource Industries	2,768	834	177	(2)	1,001	—	4,778	2,010	73%
Power Systems	4,449	335	71	(11)	143	—	4,987	538	12%
All Other Segments	589	(114)	—	(1)	—	—	474	(115)	(20)%
Corporate Items and Eliminations	—	(11)	(2)	—	—	—	(13)	(13)
Machinery & Power Systems Sales	$12,277	$1,565	$306	$(4)	$1,144	$—	$15,288	$3,011	25%

Financial Products Segment	730	—	—	—	—	31	761	31	4%
Corporate Items and Eliminations	(58)	—	—	—	—	(10)	(68)	(10)
Financial Products Revenues	$672	$—	$—	$—	$—	$21	$693	$21	3%

Consolidated Sales and Revenues	$12,949	$1,565	$306	$(4)	$1,144	$21	$15,981	$3,032	23%

Operating Profit by Segment

(Millions of dollars)	First Quarter 2012	First Quarter 2011	$ Change	% Change
Construction Industries	$616	$544	$72	13%
Resource Industries	1,168	796	372	47%
Power Systems	812	700	112	16%
All Other Segments	218	245	(27)	(11)%
Corporate Items and Eliminations	(617)	(524)	(93)
Machinery & Power Systems	$2,197	$1,761	$436	25%
Financial Products Segment	205	136	69	51%
Corporate Items and Eliminations	(11)	(10)	(1)
Financial Products	$194	$126	$68	54%
Consolidating Adjustments	(68)	(54)	(14)
Consolidated Operating Profit	$2,323	$1,833	$490	27%

Construction Industries

Construction Industries’ sales were $5.062 billion in the first quarter of 2012, an increase of $591 million, or 13 percent, from the first quarter of 2011.  The improvement in sales was a result of significantly higher sales volume in North America across all major products.

In North America and other developed countries, sales increased significantly despite relatively weak but improving construction activity.  The improvement in sales was largely driven by the need for customers to upgrade machine fleets to replace older equipment and dealers refreshing equipment in their rental fleets.  Despite the increase from a year ago, sales of new machines to customers in developed countries remain significantly below previous peak levels.  The size of rental fleets increased slightly from post-recession lows, but the average age remained near the historical high.

The governments of China and Brazil tightened their economic policies in 2011.  While both have begun to ease their policies, sales were down in both countries in the first quarter.

Construction Industries’ profit was $616 million in the first quarter of 2012 compared with $544 million in the first quarter of 2011.  The increase in profit was primarily due to higher sales volume and improved price realization.  The benefits from increased sales were partially offset by higher manufacturing costs associated with increased production volume and global capacity expansion, and the negative impact of currency, primarily due to a stronger Japanese yen.

Resource Industries

Resource Industries’ sales were $4.778 billion in the first quarter of 2012, an increase of $2.010 billion, or 73 percent, from the first quarter of 2011.  The sales increase was primarily due to the acquisition of Bucyrus in the third quarter of 2011 and higher sales volume.  While sales volume for both new equipment and aftermarket parts improved, the more significant increase was for new equipment.

Growth in the global economy improved demand for most commodities, and while the prices for metals and coal were down, commodity prices remained attractive for investment.  That is driving significant demand for most of our large mining products and aftermarket parts.  While demand for product was strong, the supply of many of our mining products was limited by our capacity, which is why we are continuing to invest.

While sales increased globally compared with the first quarter of 2011, sales in Latin America (excluding Bucyrus product) declined, primarily a result of the timing of shipments.

Bucyrus sales were $1.001 billion in the first quarter of 2012, with $273 million in North America, $174 million in Latin America, $181 million in EAME and $373 million in Asia/Pacific.

Resource Industries’ profit was $1.168 billion in the first quarter of 2012 compared with $796 million in the first quarter of 2011.  The acquisition of Bucyrus increased segment profit by $62 million.

Excluding Bucyrus, Resource Industries’ profit increased $310 million, primarily due to higher sales volume and improved price realization.  The improvement was partially offset by higher manufacturing, SG&A and R&D costs.  The manufacturing cost increase was primarily due to higher period costs related to increased production volume and increased material costs.

Power Systems

Power Systems’ sales were $4.987 billion in the first quarter of 2012, an increase of $538 million, or 12 percent, from the first quarter of 2011.  The improvement was the result of higher sales volume and improved price realization.  Sales were up in all geographic regions.

Sales of our rail products and services, including locomotives, increased due to higher demand.  Worldwide demand for energy, at prices that encourage continued investment, resulted in higher sales of engines for petroleum applications.  These increases were partially offset by reductions in sales of engines for electric power applications.

Power Systems’ profit was $812 million in the first quarter of 2012 compared with $700 million in the first quarter of 2011.  The increase was primarily due to higher sales volume and improved price realization.  The improvements were partially offset by increased manufacturing costs, SG&A expense and expenses resulting from the closure of the EMD facility located in London, Ontario.

MWM, acquired during the fourth quarter of 2011, added sales of $143 million and was about neutral to profit.

Financial Products Segment

The Financial Products business continues to improve with a growing asset portfolio and declining write-offs at Cat Financial.

Financial Products’ revenues were $761 million, an increase of $31 million, or 4 percent, from the first quarter of 2011.  The increase was primarily due to the impact from higher average earning assets, partially offset by an unfavorable impact from lower interest rates on new and existing finance receivables.

Financial Products’ profit was $205 million in the first quarter of 2012, compared with $136 million in the first quarter of 2011.  The increase, primarily related to Cat Financial, was due to a $36 million decrease in provision expense, an $18 million favorable impact from higher average earning assets and a $13 million favorable impact from higher net yield on average earning assets.

At the end of the first quarter of 2012, past dues at Cat Financial were 3.19 percent compared with 2.89 percent at the end of 2011.  The increase in past dues from year-end 2011 is primarily due to seasonality impacts.  At the end of the first quarter of 2011, past dues were 3.94 percent.  Write-offs, net of recoveries, were $11 million for the first quarter of 2012, down from $41 million for the first quarter of 2011.

As of March 31, 2012, Cat Financial’s allowance for credit losses totaled $379 million or 1.47 percent of net finance receivables, compared with $369 million or 1.47 percent of net finance receivables at year-end 2011.  The allowance for credit losses as of March 31, 2011, was $380 million or 1.55 percent of net finance receivables.

Corporate Items and Eliminations

Expense for corporate items and eliminations was $628 million in the first quarter of 2012, an increase of $94 million from the first quarter of 2011.  Corporate items and eliminations include: corporate-level expenses; timing differences, as some expenses are reported in segment profit on a cash basis; retirement benefit costs other than service cost; and currency differences, as segment profit is reported using annual fixed exchange rates and inter-segment eliminations.

Corporate items and expense from timing differences increased from the first quarter of 2011 and were partially offset by favorable currency differences.  Segment profit for 2012 is based on fixed exchange rates set at the beginning of 2012, while segment profit for 2011 is based on fixed exchange rates set at the beginning of 2011.  The difference in actual exchange rates compared with fixed exchange rates is included in corporate items and eliminations and is not reflected in segment profit.  The favorable impact included in corporate items and eliminations related to currency was due to first-quarter 2012 actual exchange rates being favorable compared with 2012 fixed exchange rates.

2012 OUTLOOK

Economic Outlook

Our outlook for overall world economic growth in 2012 is similar to the outlook described in our year-end financial release in January.  Starting in mid-2010, most of the world’s larger central banks began raising interest rates, believing recovery was well established and inflation was becoming a problem.  The tightening of monetary policies proved premature, and world economic growth slowed from over 4 percent in 2010 to less than 3 percent in 2011.  As a result, many central banks began reversing policies to improve growth.  In Europe and in China and Brazil, easing has not been in place long enough to benefit economic growth, although we are beginning to see early indications of better growth in the future.

We expect the world economy will benefit more from past easing in the coming quarters and that world economic growth will average over 3 percent in 2012.  Key points related to our outlook include:

•                  We expect economic growth this year will support increasing demand for most commodities, and we expect that prices for most commodities will be high enough to encourage producers to increase production and continue with capacity expansions.  In the United States, natural gas and coal are exceptions.  U.S. natural gas prices averaged $2.45 per million British thermal unit in the first quarter of 2012, a level that is too low for most new investment.  An abundant gas supply, low gas prices and a warm winter in much of the United States have put downward pressure on U.S. coal demand and coal prices.  In addition to lower prices, we expect that increasing government regulation will lead to cuts in U.S. coal production and delays in investment.

•                  The differences between coal and natural gas prices in the United States and prices outside the United States are unusually wide, and we expect these conditions to continue through 2012.  Worldwide demand for coal remains strong, driven by growth in electricity demand in developing countries, particularly in Asia.

•                  Interest rates in developed countries have declined and are near the lows reached during the financial crisis.  In addition, major central banks have expanded balance sheets to improve the functioning of financial markets.  Over the past year, the dollar value of central bank balance sheets increased more than $1.5 trillion.

•                  Over the past year, the United States was the first country in which the central bank launched another major balance sheet expansion.  This action is now showing positive results.  Over the past year, U.S. credit spreads have declined and commercial banks have eased standards for most types of loans.  Lending in the first quarter of 2012 was up 4.0 percent from last year, the best growth since the financial crisis started.

•                  We believe the U.S. economy will improve in 2012, with growth for the year expected to be around 3 percent.  Money growth, which frequently indicates future improvement in spending, has been the fastest since World

War II.  U.S. bank capital adequacy ratios are near record highs, and we anticipate that banks will continue to convert some of their $1.5 trillion in excess funds into loans.

•                  Weaker employment growth in March has created fears that the U.S. economy is headed for another period of slower growth.  Although first-quarter economic growth may slow from the fourth-quarter 2011 rate, available data for the quarter seems to point to an economy that is improving.  Payroll employment grew at the fastest pace since the first quarter of 2006, light vehicle sales reached a four-year high, truck freight tonnage is near a record high, and residential building permits were 28 percent higher than a year earlier.

•                  Both U.S. housing starts and permits averaged near a 700-thousand-unit annual rate in the first quarter of 2012, slightly above our previous forecast for 2012.  We anticipate banks will further ease lending standards for home mortgages, mortgage interest rates will remain attractive, and the number of households will increase.  In addition, the supply of available new homes and apartments has tightened.  As a result, we are revising our forecast of U.S. housing starts upward to 800 thousand units in 2012.

•                  The European Central Bank reversed 2011 interest rate increases and injected additional funds into the Eurozone’s financial system.  As a result, financial market conditions have improved.  However, better financial conditions probably will not prevent a decline in the Eurozone economy during the first quarter of 2012.  We expect improvement in the second half of 2012.  Overall, for 2012, we expect Eurozone economic growth near zero and Europe overall to be near half a percentage point.

•                  Improved financial conditions, reconstruction spending and growing exports will likely allow Japan to recover from last year’s decline.  Our outlook now assumes that Japan’s economy will grow almost 2 percent in 2012.

•                  We expect economic growth in Australia to improve to over 3 percent in 2012, benefiting from two interest rate cuts and a strong mining sector.

•                  Developing economies recovered rapidly from the financial crisis and, as a result, raised interest rates more aggressively beginning in 2010.  Those rate increases have slowed growth, and most central banks have at least partially reversed rate hikes.  Weighted average interest rates are within 90 basis points of the prior low, and we expect further rate reductions in coming months.

•                  China’s austerity program appears to have achieved most of its objectives—both money growth and inflation are below targets, and home prices are declining.  While the government remains cautious about easing, it has modestly reduced bank reserve rates.  We expect further easing this year but economic growth will slow to near 8.5 percent.  That rate of growth should increase China’s demand for commodities, but both infrastructure investment and housing construction are expected to remain weak.

•                  Our outlook assumes other developing Asian countries will generally grow faster in 2012 than last year.  India sharply reduced bank reserve rates and cut interest rates 50 basis points.  We expect another interest rate cut later this year.  Indonesia dropped interest rates to a record low, and Indonesian coal mines are expected to increase capacity.

•                  Latin American countries, particularly Brazil, raised interest rates sharply and caused economies to slow last year.  Brazil aggressively reversed its tightening; most other countries stopped or partially reversed tightening.  As a result, the regional economy will likely improve enough in coming quarters to achieve growth of about 4 percent in 2012.  Both construction and mining should increase.

•                  Most countries in Africa/Middle East and CIS kept interest rates low, and energy revenues are up sharply.  As a result, we expect growth in both regions should improve to more than 5 percent in 2012; construction should increase more than 10 percent.

Economic Risks

•                  The recent rise in oil prices triggered concerns about inflation, and there has been concern about the need to tighten monetary policies.  However, we believe many economies are too fragile to withstand another round of tightening.  Premature tightening could lead to slowdowns in growth similar to those that occurred in 2011 and could jeopardize recoveries in our sales.

•                  The financial crisis led to significant increases in government budget deficits in many developed countries, partly because tax revenues declined substantially.  Recent emphasis on using austerity measures to reduce deficits may not be effective unless additional actions are taken to improve economic growth.  In addition, budget cuts tend to fall heavily on already poorly funded infrastructure programs.

2012 Sales Outlook

While our overall outlook range for 2012 sales and revenues is unchanged at $68 to $72 billion, there have been offsetting impacts.  Sales of construction equipment in China have been weaker than we previously expected, and we have revised our forecast down in China.  While we have seen some evidence of improvement in Brazil, it is not occurring as fast as we expected, and we have also revised our full-year expectations down for Brazil.  However, stronger sales in North America are expected to about offset reductions in China and Brazil.

Following are points related to the sales and revenues outlook for 2012 compared with the $60.1 billion reported for 2011:

•                 2012 includes a full year of sales for our 2011 acquisitions of Bucyrus and MWM.  We expect Bucyrus and MWM sales in 2012 of about $6 billion compared with $2.6 billion in 2011.

•                  Increased sales of mining machines (excluding Bucyrus) are an important part of the expected increase in 2012 sales.  Despite concerns around U.S. coal demand, our mining business continues to improve, orders have remained strong, and our Resource Industries order backlog grew during the quarter.

•                  Machine sales in the developed economies have been stronger than anticipated, and we expect sales for the year will be higher than our previous outlook.

•                  In North America, dealers continue to add significantly to rental fleets.  Rental fleet sizes remain below historical highs, and average ages are only down slightly from record highs.  Small improvements in construction activity will likely encourage users to continue upgrading their fleets.

•                  Machine demand in Europe improved in early 2012.  Growth in the healthier Eurozone economies and those countries not using the euro more than offset a large decline in those Eurozone economies struggling with sovereign debt problems.  We expect this divergence to continue through 2012.

•                  Sales in Australia are expected to benefit from a strong mining sector.

•                  Low interest rates and reconstruction efforts have already led to an increase in construction orders in Japan, which is expected to increase sales.

•                  We expect that sales in the developing countries will be lower than anticipated, with most of the weakness in China and Brazil.  Demand in Brazil is showing tentative signs of improvement, and we expect recent, sharp interest rate cuts will reinforce that trend.  Demand in China remained weak after the Chinese New Year, and we now expect the overall machine industry to decline slightly this year.  We expect the government will continue to ease economic policies further, but not in time to support significant recovery this year.

•                  There has not been much change in overall expectations for our Power Systems segment.  Compared with 2011, we are expecting modest sales growth overall led by rail and engines and turbines for petroleum applications.

2012 Profit Outlook

At the middle of our sales and revenues outlook range, we expect profit to increase from $7.40 per share in 2011 to about $9.50 in 2012.  That is an improvement from our previous profit outlook of about $9.25 per share at the middle of our sales and revenues outlook.  The outlook for 2012 would represent the highest profit in Caterpillar history, exceeding last year’s record.  The improvement in the profit outlook is a result of better execution and some positive impact from currency.

Compared with 2011, the factors influencing our profit outlook are similar to our January outlook for 2012 and include:

•                  Higher sales are the most significant reason for the expected improvement in profit in 2012.

•                 We anticipate improved price realization of 1 to 1.5 percent—a modest improvement that is consistent with our strategy to improve customer value and increase our market position.

•                  Cost related to our short-term employee incentive plans is expected to be favorable by about $300 million.

•                  We are expecting an increase in period manufacturing costs and SG&A expense in response to the continued growth in sales volume, including higher depreciation expense as a result of increased capital spending.

•                  We are production constrained for many products.  Demand for most mining products is at record levels and continuing to improve.  Demand for construction equipment is improving, and we are preparing for the expected improvement in construction activity in the United States and Europe in the future.  As a result, we have numerous initiatives in flight around the world to increase capacity.  We expect those projects to generate both higher capital expenditures and higher levels of implementation expense.

•                  Capital expenditures in 2012 are expected to be about $4 billion.  In addition to capital expenditures, R&D expense is an investment in our future, and it is expected to increase about 15 percent excluding the impact of our acquisitions.

•                  Our outlook assumes higher tax expense, primarily from an unfavorable geographic mix of profits from a tax perspective and the absence of the U.S. R&D tax credit, which ended in 2011.  We are expecting an effective tax rate of 30 percent.

•                  Acquisition Impacts—In 2011, the combined impact of our Bucyrus and MWM acquisitions was negative to profit as a result of deal-related and integration costs.  In 2012, we expect that Bucyrus will be positive to operating profit by at least $450 million and that MWM will be about neutral.  For Bucyrus, the outlook does not include the impact of selling additional distribution businesses to dealers.  The timing of the divestitures and the number that will be completed in 2012 are uncertain, and those that have not closed are not included in our outlook.  While divestitures will likely have some negative impact on sales and profit, we do not expect the impact will be material in the context of our outlook.

QUESTIONS AND ANSWERS

Q1:              Can you comment on dealer new machine inventories at the end of the first quarter?

A:                       Dealers added about $875 million to their new machine inventories in the first quarter—similar to the increase during the first quarter of 2011.  Dealer inventory commonly increases during the first quarter as dealers in many regions prepare for seasonally strong deliveries to end users during the second quarter.

About two-thirds of the increase during the quarter was in North America, which is the region showing the strongest year-over-year improvement in dealer deliveries.  Dealers in China, which have been the focus of many questions over the past few months, lowered inventory during the first quarter.

While dealer inventory declined in China, it is still relatively high in terms of months of supply.  Outside of China, dealer inventory is near historic averages in terms of months of supply.

Q2:               Can you comment on your order backlog?

A:                       The order backlog continued to increase during the first quarter of 2012 and is at a record level.  At the end of the quarter, the backlog was $30.7 billion, an increase from $29.8 billion at the end of 2011.

Q3:               Can you summarize the impact of Bucyrus operations on first-quarter 2012 operating profit?

A:                       Following is a table that summarizes the impact of Bucyrus on first-quarter 2012 financial results.

Impact of Bucyrus on Operating Profit Millions of dollars

First Quarter 2012
Impact Excluding
Divestiture-Related Expenses
Sales	$1,001
Cost of goods sold	(723)
SG&A	(156)
R&D	(36)
Other operating expenses	(4)
Operating profit (loss)	$82

Divestiture-Related Expenses
SG&A	$(26)
Other operating expenses	(5)
Operating profit (loss)	$(31)

Total Impact of Buycrus on Operating Profit	$51

Q4:               Can you provide an update on the discussions with Cat dealers to sell Bucyrus distribution businesses to them?

A:                       As we reported last quarter, we have completed one transaction.  Three other transactions have been announced, one as recently as April 16, 2012.  While no transactions closed during the first quarter, we did incur $31 million of expense related to our efforts to sell Bucyrus distribution businesses to dealers.

In 2012 we hope to complete most of the transactions for dealers that service the larger mining territories around the world.  However, because of the number of dealers impacted, not all of the Bucyrus distribution business divestitures will be completed in 2012.

The divestitures will likely have an impact on profit, including a reduction in operating profit related to the distribution businesses sold and the impact of potential gains and losses on the divestiture transactions themselves.  However, we do not expect this impact to be material in the context of our outlook.

Q5:               Can you comment on expense related to your short-term incentive compensation plans for 2012 and how Operating Profit After Capital Charge (OPACC) is included in the measurement?

A:                       Short-term incentive compensation expense is directly related to financial and operational performance.  The first-quarter expense related to 2012 was about $230 million, and we expect the full year will be about $920 million.  Short-term incentive compensation in the first quarter of 2011 was about $220 million, and the full-year 2011 was about $1.2 billion.

Beginning in 2012, OPACC will be a short-term incentive compensation metric.  OPACC, M&PS operating profit less the pretax cost of capital, is a top tier metric used to align the company’s goals with the interests of the stockholders.  In addition to its importance in driving sales growth, cost containment and efficient use of assets, OPACC helps Caterpillar measure its performance against stockholder expectations.

OPACC is calculated as M&PS operating profit, adjusted for hedging activity, less the capital charge.  The annual capital charge is 17 percent of total average M&PS segment and service center net assets.

Q6:               We can calculate incremental operating profit pull through, but the impact of your recent acquisitions makes the calculation difficult.  Can you adjust the first quarter for acquisitions?

A:                       For the first quarter of 2012, excluding the impact of our Bucyrus and MWM acquisitions, incremental operating profit versus 2011 was about 23 percent of incremental sales and revenues.  The table below starts with our reported sales and revenues and reported operating profit and adjusts for the impact of the Bucyrus and MWM acquisitions.  Because the impact of currency was not significant, we have not included it in the table.

	First Quarter	First Quarter
(Millions of dollars)	2012	2011	$ Change
Sales and Revenues	$15,981	$12,949	$3,032
Less Bucyrus and MWM Sales	(1,144)	—	(1,144)
Sales and Revenues excluding Bucyrus and MWM	$14,837	$12,949	$1,888

Operating Profit	$2,323	$1,833	$490
Less Bucyrus and MWM Operating (Profit) / Loss	(49)	4	(53)

Operating Profit excluding Bucyrus and MWM	$2,274	$1,837	$437

Incremental Margin Rate excluding Bucyrus and MWM Impacts			23%

Q7:               Can you comment on M&PS operating cash flow in the first quarter—especially how it compares with the first quarter of 2011?

A:                       M&PS operating cash flow was $0.2 billion in the first quarter, a decline from $1.6 billion in the first quarter of 2011.  The decline was primarily a result of:

•                  Inventory increased more in the first quarter of 2012 than in the first quarter of 2011.  Much of the increase in the first quarter of 2012 was in finished goods to support our 2012 outlook for sales.  In addition, we built inventory in China to support higher sales following the Chinese New Year—sales did not improve as much as expected, and inventory increased.

•                  In the first quarter of 2011, we increased our sales of receivables to generate cash to support expected acquisitions.  We continue to benefit from improved receivable performance, but the change in receivables during the first quarter of 2012 was not significant.

•                  Short-term incentive compensation is paid to employees during the first quarter.  In the first quarter of 2012, we paid approximately $1.2 billion based on record 2011 financial results.  That was an increase of about $400 million from the payout in the first quarter of 2011 related to 2010 results.

Higher profit and an increase in customer advances partially offset the unfavorable items above.

Q8:               With slowing growth in Europe, China and Brazil, how have Cat Financial credit metrics changed over the past year?

A:                       Cat Financial’s past dues were 3.19 percent at the end of the first quarter, an improvement from 3.94 percent at the end of the first quarter of 2011.  While past dues improved from the same period a year ago, they are usually seasonally higher in the first quarter of the year.  The first quarter of 2012 was no exception and increased from 2.89 percent at year-end 2011.

Financial write-offs were $11 million in the first quarter compared with $41 million in the first quarter of 2011.  This decrease in write-offs reflects the continued improvement we are seeing in the financial health of our customers and the industries we serve.

Q9:               Coal production in the United States has weakened.  Can you comment on how this is affecting your mining business?

A:                       A relatively warm winter, low natural gas prices and an increasingly difficult regulatory environment for U.S. coal have all contributed to slowing coal production in the United States.  That said, overall our global mining business is doing very well, coal mining globally is strong, our order backlog for Resource Industries increased in the first quarter of 2012, and most production lead times are extended.  To put the sales of machines to U.S. coal customers in perspective, it represented about 2 percent of worldwide machine dealer deliveries to end users (excluding Bucyrus) in 2011.

Q10:        Can you comment on how lower natural gas prices in the United States are impacting your business?

A:                       We are a major supplier of equipment to the natural gas industry used for drilling, hydraulic fracturing, development of pipelines and gas compression.  In addition, we are a leading supplier of industrial gas turbines and reciprocating engines powered by natural gas.  Based on abundant supply and attractive natural gas prices relative to oil, there is increasing interest from customers in broadening the use of natural gas.  We are very positive on the long-term future of natural gas, and that was a major factor in our recent acquisition of MWM, which is a leading producer of reciprocating natural gas engines.

As mentioned in the previous question, as a result of low gas prices and growing supply there has been some shift in electricity production in the United States from coal to natural gas.  Caterpillar products are used in the production of both coal and natural gas.  While there has been some weakness in our U.S. coal business, our gas business continues to see growth.

While the coal and gas businesses are important in the United States, they are also important around the world and should be looked at globally, not just regionally.  Outside the United States, prices and demand for coal and natural gas remain high and at levels that are encouraging investment.  In addition to natural gas and coal, we are an important supplier of equipment and power to the oil industry, which is also seeing continuing demand.

Q11:        With China sales weaker than expected, why did you announce additional China capacity in the first quarter?

A:                       Sales in China were off in the first quarter and will likely be down for the full year.  The decline has been driven by the monetary tightening that the Chinese government implemented in 2011 to fight inflation.  Our view of long-term growth for the machinery industry in China remains positive.  The capacity additions we announced in the first quarter are expected to be in place to support sales in future years.

Q12:        In the first quarter you announced the closure of your London, Ontario, locomotive assembly facility.  Did that have any impact on your first-quarter results?

A:                       Yes.  We had $38 million of closing related expenses and asset impairments related to the closure of the London facility during the first quarter of 2012.

GLOSSARY OF TERMS

1.

All Other Segments — Primarily includes activities such as: the remanufacturing of Cat engines and components and remanufacturing services for other companies as well as the product management, development, manufacturing, marketing and product support of undercarriage, specialty products, hardened bar stock components and ground engaging tools primarily for Caterpillar products; logistics services for Caterpillar and other companies; the product management, development, marketing, sales and product support of on-highway vocational trucks for North America (U.S. & Canada only); distribution services responsible for dealer development and administration, dealer portfolio management and ensuring the most efficient and effective distribution of machines, engines and parts; and the 50/50 joint venture with Navistar (NC2) until it became a wholly owned subsidiary of Navistar effective September 29, 2011.

2.

Caterpillar Production System — The Caterpillar Production System is the common Order-to-Delivery process being implemented enterprise-wide to achieve our safety, quality, velocity, earnings and growth goals.

3.	Consolidating Adjustments — Eliminations of transactions between Machinery and Power Systems and Financial Products.
4.

Construction Industries — A segment responsible for small and core construction machines.  Responsibility includes business strategy, product design, product management and development, manufacturing, marketing, and sales and product support.  The product portfolio includes backhoe loaders, small wheel loaders, small track-type tractors, skid steer loaders, multi-terrain loaders, mini excavators, compact wheel loaders, select work tools, small, medium and large track excavators, wheel excavators, medium wheel loaders, medium track-type tractors, track-type loaders, motor graders and pipe layers.  In addition, Construction Industries has responsibility for Power Systems and components in Japan and an integrated manufacturing cost center that supports Machinery and Power Systems businesses.

5.

Currency — With respect to sales and revenues, currency represents the translation impact on sales resulting from changes in foreign currency exchange rates versus the U.S. dollar.  With respect to operating profit, currency represents the net translation impact on sales and operating costs resulting from changes in foreign currency exchange rates versus the U.S. dollar.  Currency includes the impact on sales and operating profit for the Machinery and Power Systems lines of business only; currency impacts on Financial Products revenues and operating profit are included in the Financial Products portions of the respective analyses.  With respect to other income/expense, currency represents the effects of forward and option contracts entered into by the company to reduce the risk of fluctuations in exchange rates and the net effect of changes in foreign currency exchange rates on our foreign currency assets and liabilities for consolidated results.

6.

Debt-to-Capital Ratio — A key measure of financial strength used by both management and our credit rating agencies.  The metric is a ratio of Machinery and Power Systems debt (short-term borrowings plus long-term debt) and redeemable noncontrolling interest to the sum of Machinery and Power Systems debt, redeemable noncontrolling interest and stockholders’ equity.

7.	EAME — A geographic region including Europe, Africa, the Middle East and the Commonwealth of Independent States (CIS).
8.	Earning Assets — Assets consisting primarily of total finance receivables net of unearned income, plus equipment on operating leases, less accumulated depreciation at Cat Financial.
9.

Financial Products Segment — Provides financing to customers and dealers for the purchase and lease of Caterpillar and other equipment, as well as some financing for Caterpillar sales to dealers.  Financing plans include operating and finance leases, installment sale contracts, working capital loans and wholesale financing plans.  The division also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

10.	Latin America — Geographic region including Central and South American countries and Mexico.
11.	Machinery and Power Systems (M&PS) — Represents the aggregate total of Construction Industries, Resource Industries, Power Systems, and All Other segments and related corporate items and eliminations.
12.	Machinery and Power Systems Other Operating (Income) Expenses — Comprised primarily of gains/losses on disposal of long-lived assets, long-lived asset impairment charges, pension curtailment charges and employee redundancy costs.
13.

Manufacturing Costs — Manufacturing costs exclude the impacts of currency and represent the volume-adjusted change for variable costs and the absolute dollar change for period manufacturing costs.  Variable manufacturing costs are defined as having a direct relationship with the volume of production.  This includes material costs, direct labor and other costs that vary directly with production volume such as freight, power to operate machines and supplies that are consumed in the manufacturing process.  Period manufacturing costs support production but are defined as generally not having a direct relationship to short-term changes in volume.  Examples include machinery and equipment repair, depreciation on manufacturing assets, facility support, procurement, factory scheduling, manufacturing planning and operations management.

14.

Power Systems — A segment responsible for the product management, development, manufacturing, marketing, sales and product support of reciprocating engine powered generator sets, integrated systems used in the electric power generation industry, reciprocating engines and integrated systems and solutions for the marine and petroleum industries; reciprocating engines supplied to the industrial industry as well as Caterpillar machinery; the product management, development, manufacturing, marketing, sales and product support of turbines and turbine-related services; the development, manufacturing, remanufacturing, maintenance, leasing and service of diesel-electric locomotives and components and other rail-related products and services.

15.

Price Realization — The impact of net price changes excluding currency and new product introductions.  Consolidated price realization includes the impact of changes in the relative weighting of sales between geographic regions.

16.

Resource Industries — A segment responsible for business strategy, product design, product management and development, manufacturing, marketing and sales and product support for large track-type tractors, large mining trucks, underground mining equipment, tunnel boring equipment, large wheel loaders, off-highway trucks, articulated trucks, wheel tractor scrapers, wheel dozers, compactors, select work tools, forestry products, paving products, machinery components and electronics and control systems.  In addition, Resource Industries manages areas that provide services to other parts of the company, including integrated manufacturing, research and development and coordination of the Caterpillar Production System.  On July 8, 2011, the acquisition of Bucyrus International was completed.  This added the responsibility for business strategy, product design, product management and development, manufacturing, marketing and sales and product support for electric rope shovels, draglines, hydraulic shovels, drills, highwall miners and electric drive off-highway trucks to Resource Industries.  In addition, Resource Industries segment profit includes Bucyrus acquisition-related costs and the impact from divestiture of the former Bucyrus distribution businesses.

17.

Sales Volume — With respect to sales and revenues, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems as well as the incremental revenue impact of new product introductions, including emissions-related product updates.  With respect to operating profit, sales volume represents the impact of changes in the quantities sold for Machinery and Power Systems combined with product mix as well as the net operating profit impact of new product introductions, including emissions-related product updates.  Product mix represents the net operating profit impact of changes in the relative weighting of Machinery and Power Systems sales with respect to total sales.

NON-GAAP FINANCIAL MEASURES

The following definition is provided for “non-GAAP financial measures” in connection with Regulation G issued by the Securities and Exchange Commission.  This non-GAAP financial measure has no standardized meaning prescribed by U.S. GAAP and therefore is unlikely to be comparable to the calculation of similar measures for other companies.  Management does not intend this item to be considered in isolation or substituted for the related GAAP measure.

Machinery and Power Systems

Caterpillar defines Machinery and Power Systems as it is presented in the supplemental data as Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.  Machinery and Power Systems information relates to the design, manufacture and marketing of our products.  Financial Products information relates to the financing to customers and dealers for the purchase and lease of Caterpillar and other equipment.  The nature of these businesses is different, especially with regard to the financial position and cash flow items.  Caterpillar management utilizes this presentation internally to highlight these differences.  We also believe this presentation will assist readers in understanding our business.  Pages 26-29 reconcile Machinery and Power Systems with Financial Products on the equity basis to Caterpillar Inc. consolidated financial information.

Caterpillar’s latest financial results and outlook are also available via:

Telephone:

(800) 228-7717 (Inside the United States and Canada)

(858) 244-2080 (Outside the United States and Canada)

Internet:

http://www.caterpillar.com/investor

http://www.caterpillar.com/irwebcast (live broadcast/replays of quarterly conference call)

Caterpillar contact:

Jim Dugan

Corporate Public Affairs

(309) 494-4100 (Office) or (309) 360-7311 (Mobile)

mail to: Dugan_Jim@cat.com

Caterpillar Inc.

Condensed Consolidated Statement of Results of Operations

(Unaudited)

(Dollars in millions except per share data)

	Three Months Ended
	March 31,
	2012	2011
Sales and revenues:
Sales of Machinery and Power Systems	$15,288	$12,277
Revenues of Financial Products	693	672
Total sales and revenues	15,981	12,949

Operating costs:
Cost of goods sold	11,237	9,057
Selling, general and administrative expenses	1,340	1,099
Research and development expenses	587	525
Interest expense of Financial Products	204	203
Other operating (income) expenses	290	232
Total operating costs	13,658	11,116

Operating profit	2,323	1,833

Interest expense excluding Financial Products	113	87
Other income (expense)	88	17

Consolidated profit before taxes	2,298	1,763

Provision for income taxes	689	512
Profit of consolidated companies	1,609	1,251

Equity in profit (loss) of unconsolidated affiliated companies	2	(8)

Profit of consolidated and affiliated companies	1,611	1,243

Less: Profit attributable to noncontrolling interests	25	18

Profit (1)	$1,586	$1,225

Profit per common share	$2.44	$1.91

Profit per common share — diluted (2)	$2.37	$1.84

Weighted average common shares outstanding (millions)
- Basic	650.0	641.4
- Diluted (2)	670.2	664.9

Cash dividends declared per common share	$—	$—

(1)	Profit attributable to common stockholders.
(2)	Diluted by assumed exercise of stock-based compensation awards using the treasury stock method.

Caterpillar Inc.

Condensed Consolidated Statement of Financial Position

(Unaudited)

(Millions of dollars)

	March 31,	December 31,
	2012	2011
Assets
Current assets:
Cash and short-term investments	$2,864	$3,057
Receivables - trade and other	10,370	10,285
Receivables - finance	7,931	7,668
Deferred and refundable income taxes	1,501	1,580
Prepaid expenses and other current assets	1,032	994
Inventories	16,511	14,544
Total current assets	40,209	38,128

Property, plant and equipment — net	14,571	14,395
Long-term receivables - trade and other	902	1,130
Long-term receivables - finance	12,429	11,948
Investments in unconsolidated affiliated companies	139	133
Noncurrent deferred and refundable income taxes	2,082	2,157
Intangible assets	4,287	4,368
Goodwill	7,081	7,080
Other assets	2,208	2,107
Total assets	$83,908	$81,446

Liabilities
Current liabilities:
Short-term borrowings:
— Machinery and Power Systems	$696	$93
— Financial Products	4,078	3,895
Accounts payable	8,360	8,161
Accrued expenses	3,427	3,386
Accrued wages, salaries and employee benefits	1,373	2,410
Customer advances	2,921	2,691
Dividends payable	—	298
Other current liabilities	2,006	1,967
Long-term debt due within one year:
— Machinery and Power Systems	555	558
— Financial Products	5,433	5,102
Total current liabilities	28,849	28,561

Long-term debt due after one year:
— Machinery and Power Systems	8,411	8,415
— Financial Products	16,780	16,529
Liability for postemployment benefits	10,815	10,956
Other liabilities	3,582	3,583
Total liabilities	68,437	68,044

Redeemable noncontrolling interest	455	473

Stockholders’ equity
Common stock	4,351	4,273
Treasury stock	(10,164)	(10,281)
Profit employed in the business	26,815	25,219
Accumulated other comprehensive income (loss)	(6,033)	(6,328)
Noncontrolling interests	47	46
Total stockholders’ equity	15,016	12,929
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$83,908	$81,446

Caterpillar Inc.

Condensed Consolidated Statement of Cash Flow

(Unaudited)

(Millions of dollars)

	Three Months Ended
	March 31,
	2012	2011
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,611	$1,243
Adjustments for non-cash items:
Depreciation and amortization	661	575
Other	(18)	95
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables — trade and other	150	(17)
Inventories	(2,038)	(1,185)
Accounts payable	517	364
Accrued expenses	37	(57)
Accrued wages, salaries and employee benefits	(1,053)	(429)
Customer advances	224	(120)
Other assets — net	160	63
Other liabilities — net	79	233
Net cash provided by (used for) operating activities	330	765
Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(844)	(543)
Expenditures for equipment leased to others	(285)	(217)
Proceeds from disposals of leased assets and property, plant and equipment	245	302
Additions to finance receivables	(2,727)	(2,008)
Collections of finance receivables	2,072	1,962
Proceeds from sale of finance receivables	39	33
Investments and acquisitions (net of cash acquired)	(63)	(8)
Proceeds from sale of businesses and investments (net of cash sold)	—	21
Proceeds from sale of available-for-sale securities	112	66
Investments in available-for-sale securities	(123)	(72)
Other — net	38	30
Net cash provided by (used for) investing activities	(1,536)	(434)
Cash flow from financing activities:
Dividends paid	(298)	(281)
Distribution to noncontrolling interests	(4)	—
Common stock issued, including treasury shares reissued	7	58
Excess tax benefit from stock-based compensation	141	123
Proceeds from debt issued (original maturities greater than three months)	2,502	1,305
Payments on debt (original maturities greater than three months)	(2,227)	(1,775)
Short-term borrowings — net (original maturities three months or less)	855	1,460
Net cash provided by (used for) financing activities	976	890
Effect of exchange rate changes on cash	37	56
Increase (decrease) in cash and short-term investments	(193)	1,277
Cash and short-term investments at beginning of period	3,057	3,592
Cash and short-term investments at end of period	$2,864	$4,869

All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended March 31, 2012
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$15,288	$15,288	$—	$—
Revenues of Financial Products	693	—	777	(84	)(2)
Total sales and revenues	15,981	15,288	777	(84)

Operating costs:
Cost of goods sold	11,237	11,237	—	—
Selling, general and administrative expenses	1,340	1,224	127	(11	)(3)
Research and development expenses	587	587	—	—
Interest expense of Financial Products	204	—	204	—	(4)
Other operating (income) expenses	290	43	252	(5	)(3)
Total operating costs	13,658	13,091	583	(16)

Operating profit	2,323	2,197	194	(68)

Interest expense excluding Financial Products	113	125	—	(12	)(4)
Other income (expense)	88	20	12	56	(5)

Consolidated profit before taxes	2,298	2,092	206	—

Provision for income taxes	689	630	59	—
Profit of consolidated companies	1,609	1,462	147	—

Equity in profit (loss) of unconsolidated affiliated companies	2	2	—	—
Equity in profit of Financial Products’ subsidiaries	—	143	—	(143	)(6)

Profit of consolidated and affiliated companies	1,611	1,607	147	(143)

Less: Profit attributable to noncontrolling interests	25	21	4	—

Profit (7)	$1,586	$1,586	$143	$(143)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
(3)	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
(5)	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Caterpillar Inc.
Supplemental Data for Results of Operations
For The Three Months Ended March 31, 2011
(Unaudited)
(Millions of dollars)

		Supplemental Consolidating Data
		Machinery
	Consolidated	and Power Systems (1)	Financial Products	Consolidating Adjustments
Sales and revenues:
Sales of Machinery and Power Systems	$12,277	$12,277	$—	$—
Revenues of Financial Products	672	—	740	(68	)(2)
Total sales and revenues	12,949	12,277	740	(68)

Operating costs:
Cost of goods sold	9,057	9,057	—	—
Selling, general and administrative expenses	1,099	949	152	(2	)(3)
Research and development expenses	525	525	—	—
Interest expense of Financial Products	203	—	204	(1	)(4)
Other operating (income) expenses	232	(15)	258	(11	)(3)
Total operating costs	11,116	10,516	614	(14)

Operating profit	1,833	1,761	126	(54)

Interest expense excluding Financial Products	87	97	—	(10	)(4)
Other income (expense)	17	(39)	12	44	(5)

Consolidated profit before taxes	1,763	1,625	138	—

Provision for income taxes	512	474	38	—
Profit of consolidated companies	1,251	1,151	100	—

Equity in profit (loss) of unconsolidated affiliated companies	(8)	(8)	—	—
Equity in profit of Financial Products’ subsidiaries	—	97	—	(97	)(6)

Profit of consolidated and affiliated companies	1,243	1,240	100	(97)

Less: Profit attributable to noncontrolling interests	18	15	3	—

Profit (7)	$1,225	$1,225	$97	$(97)

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ revenues earned from Machinery and Power Systems.
(3)	Elimination of net expenses recorded by Machinery and Power Systems paid to Financial Products.
(4)	Elimination of interest expense recorded between Financial Products and Machinery and Power Systems.
(5)	Elimination of discount recorded by Machinery and Power Systems on receivables sold to Financial Products and of interest earned between Machinery and Power Systems and Financial Products.
(6)	Elimination of Financial Products’ profit due to equity method of accounting.
(7)	Profit attributable to common stockholders.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Three Months Ended March 31, 2012

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery and
	Consolidated	Power Systems (1)	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,611	$1,607	$147	$(143	)(2)
Adjustments for non-cash items:
Depreciation and amortization	661	482	179	—
Other	(18)	14	(62)	30	(4)
Financial Products’ dividend in excess of profit	—	107	—	(107	)(3)
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	150	39	(14)	125	(4),(5)
Inventories	(2,038)	(2,006)	—	(32	)(4)
Accounts payable	517	533	15	(31	)(4)
Accrued expenses	37	54	(18)	1	(4)
Accrued wages, salaries and employee benefits	(1,053)	(1,034)	(19)	—
Customer advances	224	224	—	—
Other assets - net	160	194	11	(45	)(4)
Other liabilities - net	79	20	13	46	(4)
Net cash provided by (used for) operating activities	330	234	252	(156)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(844)	(842)	(2)	—
Expenditures for equipment leased to others	(285)	(22)	(358)	95	(4),(7)
Proceeds from disposals of leased assets and property, plant and equipment	245	37	214	(6	)(4)
Additions to finance receivables	(2,727)	—	(13,916)	11,189	(5),(7)
Collections of finance receivables	2,072	—	13,388	(11,316	)(5),(7)
Proceeds from sale of finance receivables	39	—	39	—
Investments and acquisitions (net of cash acquired)	(63)	(7)	—	(56	)(7)
Proceeds from sale of available-for-sale securities	112	7	105	—
Investments in available-for-sale securities	(123)	(2)	(121)	—
Other - net	38	10	28	—
Net cash provided by (used for) investing activities	(1,536)	(819)	(623)	(94)
Cash flow from financing activities:
Dividends paid	(298)	(298)	(250)	250	(6)
Distribution to noncontrolling interests	(4)	(4)	—	—
Common stock issued, including treasury shares reissued	7	7	—	—
Excess tax benefit from stock-based compensation	141	141	—	—
Proceeds from debt issued (original maturities greater than three months)	2,502	147	2,355	—
Payments on debt (original maturities greater than three months)	(2,227)	(126)	(2,101)	—
Short-term borrowings - net (original maturities three months or less)	855	500	355	—
Net cash provided by (used for) financing activities	976	367	359	250
Effect of exchange rate changes on cash	37	24	13	—
Increase (decrease) in cash and short-term investments	(193)	(194)	1	—
Cash and short-term investments at beginning of period	3,057	1,829	1,228	—
Cash and short-term investments at end of period	$2,864	$1,635	$1,229	$—

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ profit after tax due to equity method of accounting.
(3)	Elimination of Financial Products’ dividend to Machinery and Power Systems in excess of Financial Products’ profit.
(4)	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
(5)	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
(6)	Elimination of dividend from Financial Products to Machinery and Power Systems.
(7)	Reclassification of Financial Products’ payments related to Machinery and Power Systems’ acquisition of Caterpillar Tohoku Limited.

Caterpillar Inc.

Supplemental Data for Cash Flow

For The Three Months Ended March 31, 2011

(Unaudited)

(Millions of dollars)

		Supplemental Consolidating Data
		Machinery and
	Consolidated	Power Systems (1)	Financial Products	Consolidating Adjustments
Cash flow from operating activities:
Profit of consolidated and affiliated companies	$1,243	$1,240	$100	$(97	)(2)
Adjustments for non-cash items:
Depreciation and amortization	575	395	180	—
Other	95	48	14	33	(4)
Financial Products’ dividend in excess of profit	—	203	—	(203	)(3)
Changes in assets and liabilities, net of acquisitions and divestitures:
Receivables - trade and other	(17)	834	(32)	(819	)(4),(5)
Inventories	(1,185)	(1,185)	—	—
Accounts payable	364	432	8	(76	)(4)
Accrued expenses	(57)	(49)	(7)	(1	)(4)
Accrued wages, salaries and employee benefits	(429)	(418)	(11)	—
Customer advances	(120)	(120)	—	—
Other assets - net	63	72	76	(85	)(4)
Other liabilities - net	233	192	(46)	87	(4)
Net cash provided by (used for) operating activities	765	1,644	282	(1,161)
Cash flow from investing activities:
Capital expenditures - excluding equipment leased to others	(543)	(541)	(2)	—
Expenditures for equipment leased to others	(217)	(27)	(211)	21	(4)
Proceeds from disposals of leased assets and property, plant and equipment	302	43	293	(34	)(4)
Additions to finance receivables	(2,008)	—	(10,297)	8,289	(5),(8)
Collections of finance receivables	1,962	—	8,995	(7,033	)(5)
Proceeds from sale of finance receivables	33	—	33	—
Net intercompany borrowings	—	600	56	(656	)(6)
Investments and acquisitions (net of cash acquired)	(8)	(8)	—	—
Proceeds from sale of businesses and investments (net of cash sold)	21	392	11	(382	)(8)
Proceeds from sale of available-for-sale securities	66	3	63	—
Investments in available-for-sale securities	(72)	(2)	(70)	—
Other - net	30	25	5	—
Net cash provided by (used for) investing activities	(434)	485	(1,124)	205
Cash flow from financing activities:
Dividends paid	(281)	(281)	(300)	300	(7)
Common stock issued, including treasury shares reissued	58	58	—	—
Excess tax benefit from stock-based compensation	123	123	—	—
Net intercompany borrowings	—	(56)	(600)	656	(6)
Proceeds from debt issued (original maturities greater than three months)	1,305	44	1,261	—
Payments on debt (original maturities greater than three months)	(1,775)	(151)	(1,624)	—
Short-term borrowings - net (original maturities three months or less)	1,460	(66)	1,526	—
Net cash provided by (used for) financing activities	890	(329)	263	956
Effect of exchange rate changes on cash	56	24	32	—
Increase (decrease) in cash and short-term investments	1,277	1,824	(547)	—
Cash and short-term investments at beginning of period	3,592	1,825	1,767	—
Cash and short-term investments at end of period	$4,869	$3,649	$1,220	$—

(1)	Represents Caterpillar Inc. and its subsidiaries with Financial Products accounted for on the equity basis.
(2)	Elimination of Financial Products’ profit after tax due to equity method of accounting.
(3)	Elimination of Financial Products’ dividend to Machinery and Power Systems in excess of Financial Products’ profit.
(4)	Elimination of non-cash adjustments and changes in assets and liabilities related to consolidated reporting.
(5)	Reclassification of Financial Products’ cash flow activity from investing to operating for receivables that arose from the sale of inventory.
(6)	Elimination of net proceeds and payments to/from Machinery and Power Systems and Financial Products.
(7)	Elimination of dividend from Financial Products to Machinery and Power Systems.
(8)	Elimination of proceeds received from Financial Products related to Machinery and Power Systems’ sale of Carter Machinery.